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[LETTERHEAD OF MINERAL RESOURCES DEVELOPMENT, INC. APPEARS HERE]

                                                                    Exhibit 23.3

March 27, 1995

Amax Gold Inc.
9100 East Mineral Circle
Englewood, Colorado 80112

            RE: FORT KNOX AND REFUGIO GOLD PROJECTS RESERVE STUDIES
            -------------------------------------------------------

Ladies and Gentlemen:

We hereby authorize the reference to the following described reports prepared by Mineral Resources Development, Inc., in the Annual Report on Form 10-K of Amax Gold, Inc., (File No. 1-9620), to be filed with the United States Securities and Exchange Commission:

1. 1994 Reserve audit for Hayden Hill and Sleeper Mines, dated February 1995, prepared for Amax Gold Inc.

2. Fort Knox Gold Project, Fairbanks, Alaska, 1992 Reserve Update, dated December 14, 1992, prepared for Fairbanks Gold Mining, Inc., and

3. Verde Gold Deposit, Refugio Property, Northern Chile, Revised Feasibility Study, dated December 1992, prepared for Compania Minera Maricunga.

We also confirm that we have read the descriptions of the Sleeper Mine ore reserves, the Hayden Hill Mine ore reserves, the Fort Knox Project ore reserves and the Refugio Project ore reserves as contained in the Annual Report on Form 10-K, and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our reports or known to us as a result of services we performed in connection with the preparation of such reports.

Sincerely,
MINERAL RESOURCES DEVELOPMENT, INC.

/s/ ANTHONY J. BROWN

By:    Anthony J. Brown
Title: Vice President, Process Engineering